As filed with the Securities and Exchange Commission on November 5, 2020

Registration No. 333-248898

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HighPeak Energy, Inc.
(Exact name of registrant as specified in its charter)
Delaware	84-3533602
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

421 W. 3rd Street, Suite 1000 Fort Worth, Texas	76102
(Address of Principal Executive Offices)	(Zip Code)

HIGHPEAK ENERGY, INC. AMENDED AND RESTATED LONG TERM INCENTIVE PLAN
(Full title of the plan)

Jack Hightower Chief Executive Officer 421 W. 3rd Street, Suite 1000 Fort Worth, Texas 76102
(Name and address of agent for service)

(817) 750-9200
(Telephone number, including area code, of agent for service)

With a copy to: Sarah K. Morgan Vinson & Elkins L.L.P. 1001 Fannin Street, Suite 2500 Houston, Texas 77002 (713) 758-2222

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”).      ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)(2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee
Stock, $0.0001 par value per share	13,097,707	$4.43	$58,022,842	$6,330.30
(1)

This registration statement (the “Registration Statement”) registers 13,097,707 shares of Common Stock, $0.0001 par value per share (the “Stock”), of HighPeak Energy, Inc., a Delaware corporation (the “Registrant”), that may be delivered with respect to awards under the HighPeak Energy, Inc. Amended & Restated Long Term Incentive Plan (as amended from time to time, the “Plan”), which shares consist of shares of Stock reserved and available for delivery with respect to awards under the Plan and additional shares of Stock that may again become available for delivery with respect to awards under the Plan pursuant to the terms and conditions of the Plan.

(2)

Pursuant to Rule 416(a) under the Securities Act, the Registration Statement shall be deemed to cover an indeterminate number of additional shares of Stock that may become issuable as a result of stock splits, stock dividends or similar transactions pursuant to the adjustment or anti-dilution provisions of the Plan.

(3)

The proposed maximum offering price per share and proposed maximum aggregate offering price for the shares of Stock covered by this Registration Statement have been estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h) under the Securities Act based upon the average of the high and low prices of the Stock on November 2, 2020.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The Registrant will provide all participants in the Plan with the document(s) containing the information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act. In accordance with Rule 428 of the Securities Act, the Registrant has not filed such document(s) with the Commission, but such documents (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The Registrant shall maintain a file of such documents in accordance with the provisions of Rule 428(a)(2) of the Securities Act. Upon request, the Registrant shall furnish to the Commission or its staff a copy or copies of all of the documents included in such file.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the following documents have been filed by the Registrant with the Commission and are incorporated by reference into this Registration Statement and will be deemed to be a part hereof:

a)	The Registrant’s prospectus filed pursuant to Rule 424(b) under the Securities Act on August 7, 2020;

b)

The Registrant’s Current Reports on Form 8-K filed with the commission on August 27, 2020 (Items 1.01, 2.01, 3.02, 3.03, 5.01, 5.02, 5.03, 5.06 and 9.01), August 27, 2020 (Items 7.01 and 9.01), and October 1, 2020 (Items 4.01 and 9.01).

c)	All other reports, if any, filed by the Registrant with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2019; and

d)

The description of the Stock included in the Registrant’s Form 8-A (File No. 001-39464) filed with the Commission on August 20, 2020, including any amendment or report for the purpose of updating, changing or otherwise modifying such description.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the DGCL authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act.

The Registrant’s amended and restated certificate of incorporation provides for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the DGCL, and the Registrant’s bylaws provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the DGCL. Further, the Registrant’s bylaws permit the Registrant to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions regardless of whether Delaware law would permit indemnification. The Registrant has purchased a policy of directors’ and officers’ liability insurance that insures the Company’s directors and officers against the cost of defense, settlement or payment of a judgement in some circumstances and insures the Registrant against the Registrant’s obligations to indemnify the directors and officers.

These provisions may discourage stockholders from bringing a lawsuit against the Registrant’s directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent the Registrant pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

In addition, the Registrant has entered into indemnity agreements (the “Indemnity Agreements”) with each of Messrs. Jack Hightower, Larry C. Oldham, Keith A. Covington, Michael H. Gustin, Michael L. Hollis and Jay M. Chernosky and Mme. Sharon Fulgham, each of whom is a director of the Company, and Messrs. Steven W. Tholen and Rodney L. Woodard, each of whom is an executive officer of the Company. Each Indemnity Agreement provides that, subject to limited exceptions, and among other things, we will indemnify the director or executive officer to the fullest extent permitted by law for claims arising in his or her capacity as our director or officer.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The exhibits to this Registration Statement are listed in the Exhibit Index to this Registration Statement, which precedes such exhibits and is incorporated herein by reference.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description
4.1	Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 8-K filed with the Commission on August 27, 2020).
4.2	Amended and Restated Bylaws of the Registrant, effective May 31, 2019 (incorporated by reference to Exhibit 3.2 to the Registrant’s Form 8-K filed with the Commission on August 27, 2020).
5.1*	Opinion of Vinson & Elkins L.L.P.
23.1*	Consent of WithumSmith+Brown, PC, independent registered public accounting firm for HighPeak Energy, Inc.
23.2*	Consent of WithumSmith+Brown, PC, independent registered public accounting firm for Pure Acquisition Corp.
23.3*	Consent of Weaver and Tidwell, L.L.P., independent registered public accounting firm for HPK Energy, L.P.
23.4*	Consent of Weaver and Tidwell, L.L.P., independent registered public accounting firm for HighPeak Energy, L.P.
23.5*	Consent of Weaver and Tidwell, L.L.P., independent registered public accounting firm for HighPeak Energy II, L.P.
23.6*	Consent of Vinson & Elkins L.L.P. (included as part of its opinion filed as Exhibit 5.1).
23.7*	Consent of Cawley, Gillespie & Associates, Inc.
24.1*	Power of Attorney (included as part of the signature pages to this Registration Statement).
99.1*	HighPeak Energy, Inc. Amended and Restated Long Term Incentive Plan.
99.2*	Form of Restricted Stock Agreement under the HighPeak Energy, Inc. Amended & Restated Long Term Incentive Plan.
99.3

Form of Stock Option Agreement under the HighPeak Energy, Inc. Amended & Restated Long Term Incentive Plan (incorporated by reference to Exhibit 10.3 to the Registrant’s Form 8-K filed with the Commission on August 27, 2020).

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, State of Texas, on November 5, 2020.

HIGHPEAK ENERGY, INC.

By:	/s/ Jack Hightower
Name: Jack Hightower
Title: Chairman and Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on November 5, 2020, each person whose signature appears below appoints Jack Hightower, Michael L. Hollis and Steven W. Tholen, and each of them, any of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any additional registration statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title

/s/ Jack Hightower	Chief Executive Officer and Sole Director
Jack Hightower	(Principal Executive Officer)

/s/ Steven W. Tholen	Chief Financial Officer
Steven W. Tholen	(Principal Financial Officer)

/s/ Keith E. Forbes
Keith E. Forbes	(Principal Accounting Officer)

/s/ Michael L. Hollis	Director
Michael L. Hollis

/s/ Larry C. Oldham	Director
Larry C. Oldham

Jay M. Chernosky	Director
Jay M. Chernosky

Keith A. Covington	Director
Keith A. Covington

Michael H. Gustin	Director
Michael H. Gustin

Sharon Fulgham	Director
Sharon Fulgham